Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated May 30, 2014, with respect to the combined balance sheet of Chemtura AgroSolutions Business of Chemtura Corporation, as of December 31, 2013 and 2012, and the related combined statements of income, comprehensive income, net parent investment, and cash flows, for each of the years in the two-year period ended December 31, 2013, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Stamford, Connecticut
March 20, 2015